As filed with the Securities and Exchange Commission on August 2,
1994

Registration No. 33 -
_____________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________

PLM INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware                                94-3041257
(State or other jurisdiction            (I.R.S. Employer
of incorporation or                     Identification Number)
organization)

One Market                              Stephen Peary
Steuart Street Tower                    Senior Vice President,
Suite 900                               Secretary and
San Francisco, California               General Counsel
94105-1301                              One Market
(415) 974-1399                          Steuart Street Tower
(Address, including zip code, and       Suite 900
telephone number, including area code,  San Francisco, CA
of Registrant's principal executive     94105-1301
offices)                                (415) 974-1399
                                        (Name, Address, including
                                        zip code and telephone
                                        number, including area
code
                                        of agent for service)
_______________________________________________________________

copies to:
Morgan P. Guenther, Esq.
Farella, Braun & Martel
235 Montgomery Street, Suite 3000
San Francisco, California 94104
(415) 954-4431
_______________________________________________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. (BOX IS LEFT BLANK)
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (BOX IS CHECKED WITH AN "X")

CALCULATION OF REGISTRATION FEE

                                                  Proposed
                                   Proposed       Maximum
Title of Each Class Amount         Maximum        Aggregate
of Securities       to be          Offering Price Offering
to be Registered    Registered     Per Share<F1>  Price<F1>

Common Stock,
$.01 par value
per share .....     2,445,000      $3.125         $7,640,625


Amount of Registration Fee

Common Stock,
$.01 par value
per share .....     $2,635.00

<F1> Estimated solely for purposes of calculating the
registration fee pursuant to Rule 457 (c), based upon the average of the high and low prices on July 29, 1994, as reported on the American Stock Exchange.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This document consists of ___ pages.

Exhibit Index on sequentially numbered page ___.

           SUBJECT TO COMPLETION, DATED AUGUST 2, 1994

PROSPECTUS

                        2,445,000 Shares

                     PLM INTERNATIONAL, INC.

                          Common Stock
                        ($.01 Par Value)

     This Prospectus relates to the offering from time to time by the persons named in this Prospectus (the "Selling Stockholders") of an aggregate of 2,445,000 shares of the common stock, $.01 par value per share (the "Common Stock"), of PLM International, Inc., a Delaware corporation (the "Company"). The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

     The Selling Stockholders may offer and sell from time to time all or any part of their respective shares of Common Stock through agents, dealers, underwriters or market makers or directly to prospective purchasers. Such shares will be offered at the market price or at prices that may be negotiated by the Selling Stockholders at the time of sale. See "Plan of Distribution".

     The Common Stock is traded on the American Stock Exchange
("AMEX") under the symbol PLM. On July 29, 1994, the closing price of the Common Stock as reported by the AMEX was $3.125 per share.

     The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock will be the sale price of the Common Stock less the aggregate agents' commissions or underwriting discounts, if any. The Company will not receive any of the sale proceeds. The Company will pay all of the expenses of this offering, except that the Selling Stockholders will pay the cost of any selling commissions and underwriting discounts associated with the sale of the Common Stock. Such expenses payable by the Company, including legal and accounting fees, are estimated to be $18,635. The Company intends to keep the Registration Statement, of which this Prospectus is a part, effective for a period of 24 months or, if earlier, until all of the shares of Common Stock offered hereby have been sold hereunder.

                      ____________________

     Prospective purchasers of the Common Stock offered hereby should carefully consider the matters set forth under "Risk
Factors" herein.

                      --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ____________________

         The date of this Prospectus is ________, 1994.

     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. Neither the delivery of the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or since the dates as of which information is set forth herein. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates or an offer in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                        TABLE OF CONTENTS

                                                             Page

Available Information  . . . . . . . . . . . . . . . . .
4

Incorporation of Certain Information by Reference  . . .
4

The Company  . . . . . . . . . . . . . . . . . . . . . .
6

Recent Developments  . . . . . . . . . . . . . . . . . .
6

Risk Factors   . . . . . . . . . . . . . . . . . . . . .
9

Description of Common Stock  . . . . . . . . . . . . . .
13

Use of Proceeds  . . . . . . . . . . . . . . . . . . . .
15

Price Range of Common Stock  . . . . . . . . . . . . . .
15

Selling Stockholders   . . . . . . . . . . . . . . . . .
16

Plan of Distribution   . . . . . . . . . . . . . . . . .
19

Legal Matters  . . . . . . . . . . . . . . . . . . . . .
20

Experts  . . . . . . . . . . . . . . . . . . . . . . . .
20

                      AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006 on which exchange the Common Stock is listed. In addition, copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates.

   This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus, except as superseded or modified herein:

   (i)   Annual Report on Form 10-K for the year ended
   December 31, 1993;

   (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and

   (iii) Current Report on Form 8-K dated June 17, 1994.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying supplement to this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Upon written or oral request of any person to whom a Prospectus is delivered, the Company will provide, without charge, a copy of any or all of the documents which have been incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests for such documents should be directed to Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, CA 94015-1301, telephone: (415) 974-1399.

                          THE COMPANY


   PLM International, Inc. (the "Company") is a transportation equipment leasing company specializing in the management of equipment on operating leases domestically and internationally. The Company also sponsors syndicated investment programs organized to invest primarily in transportation equipment. The Company operates and manages approximately $1.4 billion of transportation equipment and related assets for its account and various investment partnerships and third party accounts.

   The Company was incorporated under the laws of Delaware in May 1987. The executive offices of the Company are located at One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105 and its telephone number is (415) 974-1399.




                       RECENT DEVELOPMENTS

Senior Debt Refinancing

   On June 30, 1994, the Company completed the refinancing of its $31,500,000 aggregate principal amount of senior secured debt with a new credit facility (the "Credit Facility") in the principal amount of $45,000,000. $35,000,000 of the Credit Facility bears interest at the fixed rate of 9.78% per annum. $10,000,000 of the Credit Facility bears interest at a floating rate equal to three-month LIBOR plus 2.75%. Interest is payable quarterly in arrears. Quarterly principal installments commence June 30, 1997. The Credit Facility matures on June 30, 2001 and is secured by substantially all of the Company's transportation equipment and related leases. The loan agreement for the Credit Facility contains a minimum collateral coverage ratio covenant (200%); a maximum note balance to net worth ratio covenant (100%); a minimum consolidated net worth covenant ($40,000,000); a minimum interest coverage ratio covenant (225%) and a maximum funded debt ratio covenant (65%).


Impact of New ESOP Accounting Pronouncement

   On November 22, 1993 the American Institute of Certified Public Accountants issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6) which changes the way companies report transactions with leveraged employee stock ownership plans ("ESOPs") for financial statement purposes, including the following: (i) compensation expense is to be recognized based on the fair value of shares committed to be released to employees; (ii) interest received on loans to ESOPs is not recorded as income; and (iii) only dividends on allocated shares are reflected as a reduction to income to common shareholders. The Company is not required to adopt SOP 93-6 because the shares held by its ESOP were purchased prior to December 31, 1992; however, management is considering voluntary adoption of SOP 93-6. If the Company elects to adopt SOP 93-6, a non-cash charge to earnings for the impact of the change in accounting principle will be recorded as of the beginning of the year of adoption and all previously issued financial statements for that year will be restated.

Termination of Employee Stock Ownership Plan

   The Company's Board of Directors has announced its intention to terminate the Company's ESOP. The termination is contingent on, among other things, the receipt of a favorable IRS determination letter as to the qualified status of the ESOP as of the date of termination under the rules and regulations of the Internal Revenue Code (the "Code"). Upon termination of the ESOP, each share of Series A Preferred Stock held by the ESOP (the "Preferred Stock") which has been allocated to ESOP participants will automatically convert to one share of Common Stock. In addition, it is presently expected that an amendment to the Company's Certificate of Designation of Series A Preferred Stock (the "Certificate of Designations") will be submitted to the PLM shareholders for approval prior to termination of the ESOP. Under the proposed amendment, the allocated shares of Preferred Stock would also automatically convert to common shares in the event those shares are transferred to the trustee of the Company's profit sharing plan.

   Termination of the ESOP will result in the distribution to each ESOP participant (or to the participant's account in the Company's profit sharing plan) of shares of PLM Common Stock, and the Preferred Stock which has been allocated to such participant's account as of the date of termination will be cancelled. Assuming termination on or about December 31, 1994, it is estimated that approximately 2,000,000 common shares will be distributed to (or to the accounts of) a total of approximately 315 ESOP participants. All such shares would be freely tradeable and listed on the AMEX.

   Shares of Preferred Stock held by the ESOP which have not been allocated to participants' accounts at the date of termination (i.e. approximately 2,900,000 shares assuming termination on or about December 31, 1994) will cease to be outstanding upon termination, and concurrent with the termination, all indebtedness of the ESOP then owing to the Company will either be repaid or rendered uncollectible. In addition, the corresponding bank indebtedness of the Company related to the ESOP will be repaid using restricted cash collateral. As of June 30, 1994, the principal amount of this indebtedness was $50,280,000 and it was fully secured by restricted cash collateral. Depending on prevailing interest rates at the time of termination, gain or loss may be recognized on the liquidation of the collateral to be used to repay this indebtedness.

   Termination of the ESOP and the related ESOP loan will eliminate payment by the Company of the annual dividend on the Preferred Stock now held by the ESOP. For the year ended December 31, 1993, the aggregate pretax amount of this dividend was $7,030,000. Termination of the ESOP will also result in a 10% excise tax imposed by the Code on the "amount realized" by the ESOP from the disposition of the unallocated shares held by the ESOP on the date of termination. Although the amount of this one-time tax is not presently known, based on the Company's assessment of the valuation of the unallocated shares, the amount is currently estimated at $1,100,000. This excise tax is payable seven months after the close of the calendar year of termination and will be charged to earnings in the year of termination. The Company also anticipates that approximately $2,700,000 of previously paid, unamortized ESOP loan fees and other costs will be charged to earnings in the year of termination, which together with the currently estimated amount of the 10% excise tax and income tax benefits, will result in a reduction in shareholders' equity of approximately $2,800,000.

   As a result of the termination, the cost recorded for previously allocated ESOP shares will be adjusted as required by current accounting principles. The impact of this change in accounting for allocated shares will be reflected as a reduction to income to common shareholders of approximately $5,200,000 and will result in a corresponding increase to additional paid in capital. The Company's total stockholders' equity will not be impacted by this accounting charge for the allocated shares.

                          RISK FACTORS


   Prior to making an investment decision, prospective investors should consider carefully, together with the other information contained or incorporated into this Prospectus, the following:

Uncertainty of Future Profitability

   The Company's net income (loss) to common shares for each of the three years ended December 31, 1991, 1992 and 1993 was $3,063,000, ($25,271,000) and $1,432,000, respectively. For the six months ended June 30, 1994, the Company's net income (loss) to common shares was approximately ($780,000). There can be no assurance that net losses will not occur in the future.

   Termination of the ESOP will result in significant charges to earnings for the year of termination. See "Recent Developments."


Competition

   The transportation equipment leasing industry is highly competitive. The Company competes with numerous domestic and foreign leasing companies, some of which are much larger than the Company, or are divisions of much larger companies, and have greater financial resources than the Company. In addition, if the available supply of transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling such equipment, the Company's competitive position could be adversely affected.


Risks of Equipment Leasing Business

   Equipment leasing is subject to various business risks including the availability of suitable equipment, regulatory requirements, lessee defaults and factors which influence the ability to sell or re-lease equipment, such as the condition of the equipment, changes in usage or economics of equipment in particular industries and the cost of comparable new equipment. In addition, the demand for leased equipment depends on domestic and international economic conditions and import-export volumes. Suppliers of leased equipment, such as the Company, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. When the volume of world trade decreases, the Company's business of leasing equipment may be adversely affected as the demand for such equipment is reduced. The volume of world trade, and consequently the Company's business, is subject to general economic conditions, such as rates of inflation, fluctuations in general business conditions, governmental regulation and the availability of financing at favorable rates. Most of these factors are outside the control of the Company. A substantial decline in world trade may also adversely affect the Company's customers, leading to possible defaults and the return of equipment prior to the end of a lease term.


Risks of Syndication Business

   The success of the Company's syndication business depends upon a number of factors which are not within the control of the Company, including dependence on independent broker-dealers to market investment programs, changes in tax laws associated with publicly syndicated partnerships and comprehensive regulation associated with the sale of securities. In 1993, the Company's syndication sales declined 17% from 1992 levels, while industry-wide equipment leasing syndication sales declined 30%. There can be no assurance that such declines will not continue in the future.


Volatility of Residual Value of Equipment

   Although the Company's operating results primarily depend upon equipment leasing and syndication fees, the Company's profitability is also affected by the residual values (either for sale or continued operation) of its equipment upon expiration of its leases. These values, which can vary substantially, depend upon, among other factors, the maintenance standards observed by lessees, the need for refurbishment, the ability of the Company to remarket equipment, the cost of comparable new equipment, the availability of used equipment, rates of inflation, market conditions, the costs of materials and labor, regulatory requirements and the obsolescence of the equipment. Most of these factors are outside the control of the Company. In 1992 and 1993, the Company reduced the carrying value of certain equipment by $36.2 million and $2.2 million, respectively.


No Dividends on Common Stock

   The Company has not paid a common stock dividend since 1991, and the Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The payment of dividends on the Company's Common Stock is restricted by the terms of the Company's credit agreements with its lenders.


Certain Anti-takeover Provisions

   Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as the Company's Shareholder Rights Plan and employment contracts, could have anti-takeover effects on the Company. See "Description of Common Stock." Additionally, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which places restrictions on business combinations with persons deemed "interested stockholders." These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.


Shares Eligible for Future Sale

   Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. In addition to the shares of Common Stock offered hereby, upon termination of the ESOP, it is expected that approximately 2,000,000 additional shares of Common Stock will become eligible for sale in the public market. At June 30, 1994, the Company had 537,301 stock options outstanding of which 169,083 were currently exercisable.


Possible Volatility of Stock Price

   The market price of the Common Stock could be subject to significant fluctuations in response to variations in operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."


Dependence on Certain Employees

   Each of the Company's executive officers has responsibility for an important segment of the Company's operations. The loss of any of such person's services could have a material adverse effect on the Company's business, financial condition and results of operations.


Restrictions Imposed By Debt Instruments

   The Company's debt facilities prohibit a merger or consolidation of the Company and the sale of substantially all of its assets without the prior approval of its lenders. The Company is also restricted by its debt facilities in its ability to declare and pay dividends; redeem, repurchase or retire its capital stock; make other distributions in respect of its capital stock and make investments in certain subsidiaries and joint ventures. The Company's debt facilities contain other restrictions on operations other than described herein (see "Recent Developments -- Senior Debt Refinancing") which the Company believes will not materially impact its ability to do business in the ordinary course.

                   DESCRIPTION OF COMMON STOCK

   The following description summarizes certain provisions of the Company's Certificate of Incorporation (the "Certificate") and Bylaws and of the Shareholder Rights Plan dated as of March 12, 1989 (the "Plan") between the Company and First Interstate Bank of California, as Rights Agent. Such descriptions do not purport to be complete and are qualified in their entirety by reference to such Certificate, Bylaws and Plan, copies of which are included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus constitutes a part.

   The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. At June 30, 1994, there were issued and outstanding 10,683,017 shares of Common Stock and 4,901,474 shares of Preferred Stock. The Transfer Agent and Registrar for the Common Stock is First Interstate Bank, P. O. Box 7558, San Francisco, California 94120-7558.

   Subject to the rights and preferences of any series of preferred stock which may be designated and issued, the holders of the Company's Common Stock are entitled to dividends when and if declared by the Board of Directors, and upon liquidation to share pro rata in any and all assets remaining after the payment of corporate liabilities. The Company's Common Stock has no preemptive or other subscription rights, and outstanding shares of such stock are fully paid and nonassessable. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

   Each share of Common Stock has one vote on all matters submitted to stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors.


Certain Provisions of the Certificate of Incorporation and Bylaws

   Several provisions of the Company's Certificate and Bylaws may have the effect of deterring a takeover of the Company.
These provisions include (i) the requirement that 80% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with stockholders holding 10% or more of the outstanding shares, unless the transaction is recommended by a majority of the disinterested directors, (ii) a prohibition on stockholder action by written consent without a meeting and on the calling by stockholders of special meetings of stockholders, (iii) a requirement that directors of the Company may be removed by the stockholders only for "cause" and then only by a vote of 80% of the outstanding shares, (iv) the establishment of a 80% vote to amend certain provisions of the Certificate and the Bylaws, (v) the classification of the company's Board of Directors into three classes serving staggered three-year terms, and (vi) a requirement of advance notification of stockholders' nomination for directors and other proposals.

Shareholder Rights Plan

   On March 13, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record of one common share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles that holder to purchase from the Company one share of Common Stock at a cash purchase price of $30.00, subject to adjustment. The terms of the Rights are set forth in the Plan. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on March 31, 1999, unless earlier redeemed by the Company as described below.

   Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued shares of Common Stock and (ii) Rights will be evidenced by the Common Stock certificates and the transfer of Common Stock certificates will also constitute the transfer of the Rights associated with such Common Stock. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date.

   The Rights will separate from the Common Stock and a Distribution Date (as defined in the Plan) will occur, in general, upon the earlier of (i) 15 days following a public announcement that a person (an "Acquiring Person") has acquired
15% or more of the outstanding Common Stock (the "Stock
Acquisition Date"), or (ii) 15 business days following the commencement of a tender or exchange offer for 20% or more of the outstanding Common Stock.

   From and after the Stock Acquisition Date, among other things, each Right will entitle the holder to receive, upon exercise, shares of Common Stock having a value equal to two times the exercise price of the Right. In addition, the Board of Directors may, at its option, exchange the Rights for a determinable number of shares of Common Stock or for substitute consideration in the form of cash, Common Stock equivalents, debt securities or other assets in any combination. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination,
(ii) the Company survives a merger or business combination in which Common Stock is exchanged for other securities, assets or property or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

   In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time prior to the Stock Acquisition Date.

                         USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of the Common Stock offered hereby. See "Selling Stockholders."


                   PRICE RANGE OF COMMON STOCK


   The Company's Common Stock trades (under the ticker symbol "PLM") on the American Stock Exchange ("AMEX"). The table below sets forth the high and low prices of the Company's Common Stock for the periods indicated as reported by the AMEX. No dividends were declared on Common Stock for these periods.

   Calendar Quarter                      High               Low

     1992

   1st Quarter                         $  3.875         $  2.375
   2nd Quarter                         $  2.625         $  1.750
   3rd Quarter                         $  2.375         $  1.625
   4th Quarter                         $  1.936         $  1.562

     1993

   1st Quarter                         $  3.125         $  1.750
   2nd Quarter                         $  2.563         $  2.000
   3rd Quarter                         $  2.500         $  2.000
   4th Quarter                         $  2.750         $  2.000

     1994

   1st Quarter                         $  3.875         $  2.125
   2nd Quarter                         $  3.687         $  2.500


   On July 29, 1994, the closing price reported on the AMEX was $3.125 per share. At that date, the Company had approximately
13,000 shareholders of record.

                      SELLING STOCKHOLDERS

     Transcisco Industries, Inc.("Transcisco") was the original holder of the shares of Common Stock being offered hereby by the Selling Stockholders. In July 1991, Transcisco filed a petition for reorganization in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"). In October 1993, the Bankruptcy Court issued an order confirming the Joint Plan of Reorganization of Transcisco (the "Plan"). The Plan provided, among other things, for the cancellation of certain indebtedness owing to the Transcisco Official Bondholders' Committee (the "OBC") by Transcisco in exchange for shares of the Company's Common Stock then owned by Transcisco. The Plan was subsequently modified to provide for a transfer of these shares of Common Stock, including the shares being offered hereby by the Selling Stockholders, from Transcisco and the OBC to the Company and to the Selling Stockholders. The following table sets forth information at the date of this Prospectus with respect to the Selling Stockholders.

                Number of
                Shares of      Number of
                   Common         Common  Percentage of
              Stock Owned          Stock   Common Stock
Selling          Prior to        Offered    Owned After
Stockholder      Offering         Hereby   Offering<F1>

HPB
Associates,
L.P               760,000        760,000            0

Davis Skaggs
Investment
Management        735,000        735,000            0

Grosfeld, JT      400,000        400,000            0
Goldberg,
  Richard          75,000         75,000            0
Goldberg,
  Paul TR          15,000         15,000            0
Stern, Peter       20,000         20,000            0
Pesky, Wendy       10,000         10,000            0
Stern, Robert      10,000         10,000            0
Stern,
  Michael JT       20,000         20,000            0
Stern, Bernice     50,000         50,000            0
Buehler, Joan       5,000          5,000            0
Buehler, Robt       4,000          4,000            0
Eisenstein,
  Joan              3,000          3,000            0
Eisenstein,
  Susan             3,000          3,000            0
Silverman,
  Jerry/Ira         5,000          5,000            0
Rubin, Ivan        10,000         10,000            0
Kaminsky,
  Gary TR          10,000         10,000            0
Kaminsky,
  Michael TR       15,000         15,000            0
Kaminsky, Gerald   37,500         37,500            0
Kaminsky, Martin   10,000         10,000            0
Hockler, Allison   15,000         15,000            0
Ratzan, Kenneth     2,500          2,500            0
Heckler,
  Audrey Ira        2,500          2,500            0
Hockler, Patsy      5,000          5,000            0
Levy, Larry Ira     5,000          5,000            0
Feidelson, M.       5,000          5,000            0
Malumed, JT.        5,000          5,000            0
Weiss JT.           2,500          2,500            0
Blum, Leonard       2,500          2,500            0
Baum, Mark          2,500          2,500            0

<F1> Assumes the sale by the Selling Stockholders of all shares offered hereby.




     None of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the last three years. Pursuant to the terms of a Stock Purchase Agreement entered into with each of the Selling Stockholders relating to the acquisition by such Selling Stockholders of the shares of Common Stock offered hereby, the Company has agreed to use its reasonable best efforts to keep the Registration Statement, of which this Prospectus is a part, effective for a period of 24 months or, if earlier, until all of the shares of Common Stock offered hereby have been sold. The Company has also invited HPB Associates, L.P. ("HPB"), one of the Selling Stockholders, to attend meetings of the Board of Directors of the Company as a non-voting observer for a period of one year from the acquisition by HPB of the shares of Common Stock offered hereby.

                      PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby are being sold for the respective account of the Selling Stockholders. The shares may be sold from time to time by the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest. Such sales may be made on the AMEX, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sales pursuant to Commission Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     At the time a particular offer of the Common Stock is made, if required, a Prospectus Supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock may only be sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such a distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, in connection with transactions in the shares during the effectiveness of the Registration Statement of which this Prospectus forms a part. All the foregoing may affect the marketability of the Common Stock and any market making activities with respect to the Common Stock.

     The Company has agreed to pay certain expenses incident to the registration of the shares of Common Stock under the Securities Act, but is not paying any sales commissions and discounts of underwriters, dealers or agents, if any. Such expenses payable by the Company are estimated to be $18,635. The Company has agreed to use its best efforts to maintain the Registration Statement in effect for up to two years. Certain of the Selling Stockholders and any underwriter they may utilize will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                          LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Farella, Braun & Martel, San
Francisco, California.

                             EXPERTS

     The financial statements and schedules of PLM
International, Inc. as of December 31, 1993 and 1992 and for each of the years in the 3-year period ended December 31, 1993 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes.

                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.      Other Expenses of Issuance and Distribution.

     The expenses of the offering are estimated to be as follows:


     Securities and Exchange Commission Registration Fee . .$ 2,635
     Legal Fees and Expenses . . . . . . . . . . . . .    10,000*
     Accounting Fees and Expenses  . . . . . . . . . .     5,000*
     Miscellaneous . . . . . . . . . . . . . . . . . .     1,000*
     Total . . . . . . . . . . . . . . . . . . . . . .   $18,635

_______________________
* Amount estimated

     All of the above expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     The Registrant has authority under Section 145 of the General Corporation Law of the State of Delaware to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article Tenth of the Registrant's Certificate of Incorporation, referenced as Exhibit 4.1 hereto, provides for indemnification of the Registrant's officers and directors to the full extent provided in Section 145. Article VIII of the Registrant's Bylaws, referenced as Exhibit 4.2 hereto, also provides for indemnification of the Registrant's officers, directors, employees and agents. In addition, the Company has entered into indemnification agreements with its directors which require the Company to indemnify any director, to the fullest extent permitted by law, against any losses, claims, damages and expenses arising out of or in connection with his service as a director. These agreements also require the Company to obtain and maintain insurance for indemnification which is adequate on light of industry standards and reasonable business practice.

     Section 102 of the General Corporation Law of the State of Delaware permits the limitation of a director's personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article Tenth of the Registrant's Certificate of Incorporation limits directors' personal liability to the extent permitted by Section 102.

     Article Tenth of the Registrant's Certificate of Incorporation and Article VIII of the Bylaws also provide that the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising our of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability. Even though the Registrant may obtain directors and officers liability insurance in the future, the indemnification provisions contained in the Certificate of Incorporation of the Registrant would remain in place and such provisions will affect not only the Registrant, but its stockholders as well.

Item 16.  Exhibits.

    Exhibit No.          Description

     4.1 Certificate of Incorporation of Registrant, incorporated by reference to Registrant's Form 10-
              K filed with the Securities and Exchange
              Commission on April 2, 1990.

     4.2 Bylaws of Registrant, incorporated by reference to Registrant's Form 10-K filed with the Securities and Exchange Commission on April 2, 1990.

     4.3.1 * Stock Purchase Agreement dated June 1, 1994 between Registrant and Davis Skaggs Investment
              Management.

     4.3.2 * Stock Purchase Agreement dated July 20, 1994 between Registrant and Cowen & Co., on behalf of the listed purchasers.

     4.3.3 * Stock Purchase Agreement dated July 29, 1994 between Registrant and HPB Associates, L.P.

     4.4 *    Specimen Common Stock Certificate.

     4.5      Rights Agreement, as amended, incorporated by
              reference to Registrant's Form 10-K filed with the
              Securities and Exchange Commission on March 31,
              1993.
     5.1 *    Opinion and Consent of Farella, Braun & Martel.

     23.1 *   Consent of KPMG Peat Marwick.

     23.2 *   Consent of Farella, Braun & Martel (included in
              Exhibit 5.1).

     24.1     Power of Attorney (contained on page II-7 hereof).

___________________

*  Filed herewith

Item 17.      Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by Section
                10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PAGE

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 1, 1994.






                         PLM INTERNATIONAL, INC.



                         By:   /s/ ROBERT N. TIDBALL
                              Robert N. Tidball, President
                              and Chief Executive Officer

                        POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 1994, each of whom also constitutes and appoints Robert N. Tidball and Stephen Peary, and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Signature                Title

 /s/ROBERT N. TIDBALL
Robert N. Tidball        President, Chief Executive Officer,
                         Director and Principal Executive Officer
 /s/ J. MICHAEL ALLGOOD
J. Michael Allgood       Chief Financial Officer and
                         Principal Financial Officer


 /s/ J. ALEC MERRIAM
J. Alec Merriam          Chairman of the Board of Directors


 /s/ ALLEN V. HIRSCH
Allen V. Hirsch          Executive Vice President and Director


 /s/ WALTER E. HOADLEY
Walter E. Hoadley        Director


 /s/ ROBERT L. PAGEL
Robert L. Pagel          Director


 /s/ HAROLD R. SOMERSET
Harold R. Somerset       Director

PAGE

                    INDEX TO EXHIBITS


    Exhibit No.     Description

4.1
Certificate of Incorporation of
Registrant, incorporated by reference
to Registrant's Form 10-K filed with
the Securities and Exchange Commission
on April 2, 1990.
4.2
Bylaws of Registrant, incorporated by
reference to Registrant's Form 10-K
filed with the Securities and Exchange
Commission on April 2, 1990.
4.3.1*

Stock Purchase Agreement dated June 1,
1994 between Registrant and Davis
Skaggs Investment Management.
4.3.2*

Stock Purchase Agreement dated July
20, 1994 between Registrant and Cowen
& Co., on behalf of the listed
purchasers.
4.3.3*

Stock Purchase Agreement dated July
29, 1994 between Registrant and HPB
Associates, L.P.
4.4 *
Specimen Common Stock certificate.
4.5
Rights Agreement, as amended,
incorporated by reference to
Registrant's Form 10-K filed with the
Securities and Exchange Commission on
March 31, 1993.



5.1 *
Opinion and Consent of Farella, Braun
& Martel.

23.1 *Consent of KPMG Peat Marwick.
23.2 *
Consent of Farella, Braun & Martel
(included in Exhibit 5.1).
24.1
Power of Attorney (contained on page
II-7 hereof).
___________________
*  Filed herewith